Exhibit 99.1

Roivant Unveils New Pipeline Program Mosliciguat, A Potential First-In-Class and Best-In-Category Inhaled Once-Daily Soluble Guanylate Cyclase (sGC) Activator

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Mosliciguat, a potential first-in-class and best-in-category inhaled soluble Guanylate Cyclase (sGC) activator with targeted delivery to the lungs and once-daily administration, is being developed for pulmonary hypertension associated with interstitial lung disease (PH-ILD), which affects ~200,000 patients in the U.S. and Europe; PH-ILD prevalence is meaningfully greater than that of pulmonary arterial hypertension (PAH) with limited to no treatment options

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In the Phase 1b ATMOS study, presented today at the European Respiratory Society (ERS) Congress, a single dose of inhaled mosliciguat in pulmonary hypertension (PH) patients (N=38) led to sustained, clinically meaningful mean-max reductions in pulmonary vascular resistance (PVR) of up to ~38%, one of the highest reductions seen in PH trials to date

•	Once-daily dosing via dry powder inhaler (DPI) was generally well-tolerated, with low rates of treatment-emergent adverse events (TEAEs)
•	The global Phase 2 “PHocus” study of mosliciguat in ~120 patients with PH-ILD is expected to begin imminently

BASEL, Switzerland and LONDON and NEW YORK, Sep 10, 2024 – Roivant (Nasdaq: ROIV) today announced its previously undisclosed pipeline program mosliciguat, a potential first-in-class, inhaled, once-daily sGC activator with targeted delivery to the lungs via dry powder inhaler, at Pulmovant. Pulmovant presented data from the proof-of-concept Phase 1b ATMOS study during the ERS Congress in Vienna, Austria.

“We believe mosliciguat can transform the lives of patients living with pulmonary hypertension, and I am excited to announce this potential first-in-class and best-in-category therapy. Mosliciguat has the incredibly rare advantage of potential differentiation across three separate key areas - efficacy, safety, and convenience in administration. We are impressed with the data generated so far, particularly the PVR results, and we believe its differentiated mechanism as an sGC activator can have maximal impact on PH-ILD patients, a large population with severe disease, high morbidity and mortality, and few treatment options,” said Matt Gline, Roivant’s Chief Executive Officer. “Along with the positive Graves’ data announcement at Immunovant yesterday, we feel incredibly fortunate to announce another exciting clinical update this week. As promised, we are continuing to expand our existing pipeline and remain laser-focused on clinical execution, with a number of important study readouts and milestones expected in the coming months.”

Mosliciguat has been extensively characterized across a robust Phase 1 program with 170 participants dosed to date, including in the ATMOS study, and based on data from these studies has the potential to show differentiation in efficacy, safety and convenience. Mosliciguat’s target, sGC, is a key enzyme in the nitric oxide (NO) / cyclic guanosine monophosphate (cGMP) signaling pathway that catalyzes cGMP production leading to increased vasodilation, reduced inflammation and apoptosis, reverse vascular remodeling and anti-fibrotic effects. Unlike sGC stimulators which require reduced heme and NO to exert their effect on sGC, mosliciguat is an sGC activator that works independently of heme and NO. This also allows mosliciguat to potentially retain efficacy in highly oxidative environments typical of PH, where stimulators are expected to lose efficacy given heme is oxidized or removed and NO levels are depleted.

ATMOS was a non-randomized, open-label, dose escalation, proof-of-concept Phase 1b trial that assessed the efficacy, safety, tolerability, and pharmacokinetics of mosliciguat following single dose inhaled administration in participants aged between 18 and 80 years with World Health Organization (WHO) Group 1 PH (pulmonary arterial hypertension (PAH)) or Group 4 PH (chronic thromboembolic pulmonary hypertension (CTEPH)). Overall, 38 patients received mosliciguat in this study. In the per-protocol set of patients (N=20), mosliciguat 1.0, 2.0 and 4.0 mg doses led to mean-max peak reductions in PVR from baseline of -25.9%, -38.1% and -36.3%, respectively, consistently exceeding the predefined ≥ -20% threshold for the primary outcome. Notably, a similar effect on PVR was observed in the pharmacodynamic analysis set (N=37), which included participants both responsive and non-responsive to inhaled NO, suggesting that mosliciguat’s novel mechanism of action may allow for broad activity across the spectrum of PH. Data from ATMOS, a proof-of-concept trial of inhaled mosliciguat in untreated PAH or CTEPH was presented during poster session (PS) 31, poster number PA5238, at the ERS Congress today.

Overall, in its Phase 1 development program in 170 healthy volunteers and PH patients, mosliciguat has shown a favorable safety profile, dose-dependent increases in cGMP and a 40-hour half-life supporting convenient dosing. Mosliciguat is unique among inhaled PH therapies, requiring just one puff once per day to deliver its potential best-in-category PVR reductions – all currently approved therapies require multiple puffs, multiple times per day. Mosliciguat is formulated for delivery via DPI, providing greater convenience to patients compared to nebulizers required for many existing inhaled PH therapies. Direct delivery to the lungs also minimizes risk of serious adverse effects seen with systemic vasodilators, such as worsening of oxygenation status. In addition to greater efficacy as evidenced by PVR in ATMOS, a generally favorable safety profile and ease of administration support the potential differentiation for mosliciguat.

Pulmovant will advance the clinical program to assess mosliciguat in its global Phase 2 PHocus study in patients with PH-ILD, a subgroup of Group 3 PH. Approximately 120 patients will be enrolled in the study, which will start imminently. An estimated 200,000 patients across the U.S. and Europe are living with PH-ILD and have limited or no approved treatment options. The PH-ILD prevalence is meaningfully greater than that of PAH, representing an attractive commercial opportunity with limited competition and high unmet patient need.

Roivant created Pulmovant, a wholly-owned Roivant subsidiary, to in-license from Bayer exclusive worldwide rights to develop and commercialize mosliciguat. Bayer received an upfront cash payment of ~$14.0 million, with up to an additional $280 million agreed upon for future development, regulatory and commercial milestone payments, as well as tiered high-single digit sales-based royalties.

Investor Call

A conference call and webcast will be held at 8:00 AM EDT on Tuesday, September 10, 2024, to discuss these updates. Please register here for the event. The live webcast will also be available under the Events & Presentations section of Roivant's website. A replay of the event and presentation will be available immediately following the event.

About Roivant

Roivant is a commercial-stage biopharmaceutical company that aims to improve the lives of patients by accelerating the development and commercialization of medicines that matter. Today, Roivant’s pipeline includes VTAMA, a novel topical approved for the treatment of psoriasis and in development for the treatment of atopic dermatitis; IMVT-1402 and batoclimab, fully human monoclonal antibodies targeting the neonatal Fc receptor (“FcRn”) in development across several IgG-mediated autoimmune indications; and brepocitinib, a potent small molecule inhibitor of TYK2 and JAK1 for the treatment of dermatomyositis and non-infectious uveitis, in addition to other clinical stage molecules. We advance our pipeline by creating nimble subsidiaries or “Vants” to develop and commercialize our medicines and technologies. Beyond therapeutics, Roivant also incubates discovery-stage companies and health technology startups complementary to its biopharmaceutical business. For more information, www.roivant.com.

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Stephanie Lee
Roivant Sciences
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